Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of January 29, 2021 (the “Effective Date”) by and between NORTHFIELD I, LLC, an Ohio limited liability company (“Seller”), and KRYSTAL BIOTECH, INC., a Delaware corporation (“Purchaser”), and, solely with respect to Articles VII, XIV and XVI, AL. NEYER, LLC, an Ohio limited liability company (“Neyer”). Seller, Purchaser and (solely with respect to Articles XIV and XVI, Neyer) are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Seller is the ground lessee under that certain Ground Lease Agreement dated as of December 26, 2019 (the “Ground Lease”) with The Allegheny County Airport Authority, a body politic organized under the Municipal Authorities Act of 1945 (“Ground Lessor”), pursuant to which Ground Lessor leases to Seller, and Seller leases from Ground Lessor, certain land situate in the Township of Findlay, County of Allegheny and Commonwealth of Pennsylvania, as more fully described in the Ground Lease, a legal description of which is attached hereto as Exhibit A (the “Land”), which Land is a portion of the land leased to Ground Lessor by the County of Allegheny (“County”), as landlord (and fee owner), per an agreement entitled Airport Operation, Management and Transfer Agreement and Lease dated as of September 16, 1999 (as amended, “AOMTA”), for certain land situate in Allegheny County.

B. Pursuant to that certain Lease Agreement dated as of December 26, 2019, as amended by that certain First Amendment to Lease Agreement dated as of January 17, 2020, that certain Second Amendment to Lease Agreement dated August 12, 2020, that certain Third Amendment to Lease Agreement dated as of December 14, 2020, that certain Fourth Amendment to Lease Agreement dated as of January 7, 2021, that certain Fifth Amendment to Lease Agreement dated as of January 22, 2021 and that certain Sixth Amendment to Lease Agreement of even date herewith (as amended, the “Lease”) between Seller, as landlord, and Purchaser, as tenant, Seller has agreed to lease to Purchaser, and Purchaser has agreed to lease from Seller, a building and related improvements to be constructed by and on behalf of Seller on the Land, as more fully described in the Lease.

C. Pursuant to Section 25 of the Lease, Purchaser has exercised the Purchase Option (as defined in the Lease) to purchase all of Seller’s right, title and interest in and to the Property (as defined below).

D. Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property, all in the manner set forth hereinbelow.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows with the intent to be legally bound:

ARTICLE I

THE PROPERTY

Section 1.01 The Property. Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, in accordance with the terms and conditions of this Agreement, all of the following (collectively referred to as the “Property”) free and clear of all charges, claims, community property interests, pledges, conditions, equitable interests, liens (statutory or other), options, security interests, rights of first refusal, or restrictions of any kind (collectively, “Encumbrances”), but subject to Permitted Encumbrances (as defined below):

(a) Seller’s leasehold interests in the Ground Lease, together with (subject in all respects to any credit to Seller at Closing that is required pursuant to Section 12.03(b) below) all security deposits, prepaid rents, charges and similar items thereunder which are attributable to periods after the Closing (as defined below), and all of Seller’s rights, privileges, easements and rights of way appurtenant to the Land, including without limitation, all development rights, air rights and water rights (collectively, the “Leasehold Interests”);

(b) All of Seller’s right, title and interest in and to that certain building that is currently being constructed on the Land in accordance with the terms of the Lease (the “Building”), and all improvements, fixtures, apparatus and facilities used to provide services to the Building previously constructed, being constructed, or yet to be constructed on the Land (such items, together with the Building, are collectively referred to herein as the “Improvements”), all as more fully described in the Lease;

(c) All of Seller’s right, title and interest in all equipment, machinery, heating, plumbing, ventilation and air conditioning (HVAC) systems and carpet, tile, floor coverings, security devices, sprinkler systems, built-in audio systems, keys, and all other tangible personal property situated on or otherwise used in connection with the Improvements, as and to the extent owned by Seller, including, without limitation, all of the items set forth on Schedule 1.01(c) attached hereto (collectively, the “Personal Property”);

(d) All of Seller’s right, title and interest in all intangible rights which are appurtenant to the Improvements, including, without limitation, all (i) utility contracts, (ii) warranties (e.g., in respect of the roof and HVAC systems serving the Building) issued with respect to any portion of the Improvements, (iii) Seller’s rights to receive or recover property or damages on a cause of action under any warranty related to the Improvements, (iv) licenses, permits, consents, authorizations, approvals, variances, registrations and certificates issued by any federal, state, county, city, municipal or other governmental or quasi-governmental department, agency, authority, court or other body (each, an “Authority” and, collectively, “Authorities”) with respect to the operation of all or any portion of the Land, the Improvements or both, or the construction or operation of all or any portion of the Land, the Improvements or both, that are required by any Law (as defined below) affecting the Property on the Closing Date to be held in the name of the ground lessee under the Ground Lease (collectively, the “Licenses and Permits”), together with any deposits made by Seller or its agents thereunder, to the extent such Licenses and Permits and deposits are transferable and for which Seller will receive a credit from Purchaser at Closing in accordance with Section 12.03(b) below, and (v) plans and specifications (whether in AutoCAD, electronic or other format), blue prints, architectural plans, engineering diagrams, surveys and similar items which relate to and are to be used only for the Land or the Improvements (the “Plans and Specifications”), to the extent prepared by or on behalf of Seller; a list of such items being set forth on Schedule 1.01(d) attached hereto (collectively, the “Intangible Property”);

(e) All rights, title and interest of Seller in and to each contract or agreement related to the operation of any portion of the Land or the Improvements which are in effect between Seller, on one hand, and a third-party (whether an Affiliate of Seller or otherwise), on the other hand, including, without limitation, all of the items set forth on Schedule 1.01(e) attached hereto (inclusive of any amendments and/or modifications thereto, collectively, the “Contracts”) which Purchaser elects (in its sole discretion) to assume in connection with the transactions contemplated by this Agreement (the “Assumed Contracts”), provided that Purchaser notifies Seller prior to the end of the Due Diligence Period of its selection of Assumed Contracts; and

(f) All other property, assets, rights or interests owned and assignable or held and assignable by Seller which are necessary to the ownership of any or all of the Leasehold Interests, the Improvements, Intangible Property, the Personal Property, the Licenses and Permits, Plans and Specifications or the Assumed Contracts (collectively, the “Miscellaneous Assets”).

Section 1.02 Nature of Sale. Except as expressly set forth in this Agreement to the contrary, and subject in all respects to Articles V and XIV hereof), Purchaser is expressly purchasing the Property in its existing condition, “AS IS, WHERE IS, AND WITH ALL FAULTS” and, except as expressly set forth in this Agreement, based upon the condition (physical or otherwise) of the Property as of the Effective Date.

ARTICLE II

PURCHASE PRICE AND DEPOSIT

Section 2.01 Purchase Price. Purchaser shall pay Seller the sum of NINE MILLION THREE HUNDRED NINETY-TWO THOUSAND THREE HUNDRED FIFTY-NINE AND 01/100 DOLLARS ($9,392,359.01) (the “Purchase Price”) for the Property, subject to such apportionments, adjustments and credits as are provided in Article VIII below. The Purchase Price shall be allocated among the Leasehold Interests, the Improvements, the Personal Property, the Intangible Property, the Licenses and Permits, the Plans and Specifications, the Assumed Contracts and the Miscellaneous Assets in the manner set forth on Schedule 2.01 attached hereto; provided, however, that if Schedule 2.01 is not completed on the Effective Date, the Parties shall complete Schedule 2.01 during the Due Diligence Period (as defined below).

Section 2.02 Payment of Purchase Price. Purchaser shall pay the Purchase Price as follows:

(a) The sum of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) (“Deposit”) will be paid to the Title Company (as defined herein) within two (2) Business Days after the Effective Date of this Agreement, to be applied to the Purchase Price at Closing; and

(b) The balance of the Purchase Price, adjusted to reflect prorations and other adjustments pursuant to Article XII below, shall be paid to Seller on the Closing Date, simultaneously with the delivery of Seller’s closing documents contemplated in Section 9.01 below, by federal funds wire transfer of immediately available funds to an account at such bank or banks as shall be designated by Seller by notice to Purchaser at least two (2) Business Days prior to the Closing Date.

Section 2.03 Deposit. The Deposit shall be held by the Title Company in an escrow account per the terms of that certain Escrow Agreement attached hereto as Exhibit B, to be applied to the Purchase Price at Closing. If the Closing does not occur because any condition of this Agreement is not satisfied or waived, the Deposit shall be promptly distributed per the terms of this Agreement.

ARTICLE III

DUE DILIGENCE

Section 3.01 Due Diligence Materials. To the extent not provided to Purchaser prior to the Effective Date hereof, within three (3) Business Days after the Effective Date, Seller shall deliver, cause to be delivered, or otherwise make available to Purchaser, the following materials related to the Property to the extent in the possession of Seller or any of its Affiliates or to the extent that Seller can obtain the same without material cost or expense (collectively, the “Due Diligence Materials”): (a) a copy of any title policy insuring Seller’s Leasehold Interests and all endorsements thereto; (b) any survey of the Land prepared for Seller since the time it acquired the Leasehold Interests; (c) copies of all Plans and Specifications for the Improvements; (d) copies of all environmental reports, engineering reports, soil reports, and other professional reports or surveys; (e) copies of all warranties comprising a portion of the Intangible Property; (f) a copy of all Licenses and Permits; (g) copies of all Contracts; (h) copies of the current property tax assessment and all real estate and other ad valorem tax bills for calendar year 2020 and calendar 2021 year-to-date (if available); (i) all information related to common area maintenance charges related to the Land and the development known as “Northfield Industrial Park” surrounding the Land (and of which the Land is a part); and (j) copies of all material correspondence with the Ground Lessor.

Section 3.02 Other Information. Seller shall provide Purchaser, within three (3) Business Days of its receipt of a written request from Purchaser, with electronic access to Seller’s non-confidential property management and operations files with respect to the Property, to the extent that such exist, and any additional information reasonably requested by Purchaser, for review and copying by Purchaser. In addition, Seller shall promptly and in good faith, comply with any reasonable request by Purchaser prior to Closing for: (a) any updates to the information or documents described in Section 3.01 above; (b) any document, within Seller’s (or any of its Affiliates’) possession, pertaining to the Property, although not included within the documents described in Section 3.01 above; and (c) other information within Seller’s (or any of its Affiliates’) knowledge pertaining to the Property.

Section 3.03 Due Diligence Period. Commencing on the Effective Date hereof through the date which is thirty (30) days thereafter (the “Due Diligence Period”), Purchaser shall have the opportunity to review the Property (including conducting such tests, studies, surveys and other physical inspections of the Property as Purchaser deems necessary or appropriate) and all information relating thereto (the “Inspections”). Purchaser’s Inspections may encompass such matters as, without limitation, title and survey (as further provided in Section 6.01 below), environmental conditions, soil conditions, access, traffic patterns, economic feasibility, platting, zoning and matters involving cooperation with any Authority; provided, however, that any invasive testing or environmental Phase II studies will require prior written approval by Seller. If Purchaser is dissatisfied with the Property for any reason or no reason whatsoever, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller delivered at any time prior to 11:59 p.m. Eastern Time on the last day of the Due Diligence Period, in which event this Agreement shall terminate, the Deposit shall be promptly returned to Purchaser, and the Parties shall have no further liability hereunder (except with respect to those obligations hereunder which survive the termination of this Agreement). In the event Purchaser does not so notify Seller of its election to terminate this Agreement prior to 11:59 p.m. Eastern Time on the last day of the Due Diligence Period, Purchaser shall be deemed to have elected to proceed to Closing, subject to the terms and conditions of this Agreement. If Purchaser elects to terminate this Agreement as provided in this paragraph, this Agreement shall terminate, the Deposit shall be promptly returned to Purchaser, and the Parties shall have no further liability hereunder (except with respect to those obligations hereunder which survive the termination of this Agreement).

Section 3.04 Purchaser’s Access. At any time prior to the Closing , subject to Section 3.05 below, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively, “Purchaser’s Representatives”) shall have the right to enter upon and pass through the Property during normal business hours to examine and inspect the same, as well as conduct reasonable tests, studies, investigations, and surveys to assess utility availability, soil conditions, environmental conditions, physical condition, and the like of the Property; provided, however, that any invasive testing or environmental Phase II studies will require prior written approval by Seller.

Section 3.05 Purchaser’s Right to Inspect.

(a) In conducting the Inspections or otherwise accessing the Property, Purchaser shall at all times comply with all Laws and maintain insurance in commercially reasonable types and amounts and (upon Seller’s request) provide evidence of same to Seller prior to Purchaser’s or Purchaser’s Representatives’ first entry onto the Property to conduct any Inspection. In connection with such Inspections, neither Purchaser nor any of Purchaser’s Representatives shall: (i) unreasonably interfere with or permit unreasonable interference with any individual, entity, trust, unincorporated organization, Authority or any other form of entity (each, a “Person”) performing work upon the Improvements; or (ii) subject to the provisions set forth below in Section 3.05(b) below, damage the Property. Seller may, from time to time, establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. Notwithstanding the foregoing, upon reasonable prior written notice and request from Purchaser, Seller shall notify any workmen at the Land and permit Purchaser to view any portion of the Property.

(b) Purchaser shall schedule and coordinate all Inspections or other access thereto with Seller and shall give Seller at least 24 hours’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller promptly upon demand the reasonable cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Property, and Purchaser shall hold Seller and Seller’s Affiliates harmless from any loss or expense arising from its inspection and activities on the Property, other than any damage or losses caused by or resulting from: (i) any acts or omissions of Seller or a Seller Related Party (each, a “Seller Condition”); or (ii) any pre-existing, dangerous, illegal, or defective condition of the Property previously known to Seller (each, a “Pre-existing Condition”). All inspection fees, appraisal fees, engineering fees, and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser.

(c) The provisions of this Section 3.05 shall survive the Closing or any termination of this Agreement.

Section 3.06 Indemnification of Seller. Purchaser agrees to indemnify and hold Seller and its Affiliates, and each of their respective disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors, and any successors or assigns of the foregoing (each, a “Seller Related Party” and, collectively with Seller, the “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities, or expenses (including, but not limited to, Seller’s or any Seller Related Party’s reasonable third-party attorneys’ fees, court costs and disbursements but excluding consequential and indirect damages) incurred by any Seller Related Parties arising from or by reason of Purchaser’s or Purchaser’s Representatives’ access to, or Inspections of, the Property, except to the extent such losses, costs, damages, liens, claims, liabilities, or expenses are caused by a Seller Condition or a Pre-existing Condition. As used herein, the term “Affiliate” means (i) any Person which directly or indirectly controls, is under common control with or is controlled by any other Person or (ii) any ownership (direct or indirect) by one Person of two percent (2%) or more of the ownership interests of another Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” each mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. The provisions of this paragraph shall survive for a period of three (3) months following the Closing or earlier termination of this Agreement.

ARTICLE IV

TITLE MATTERS AND REVIEW

Section 4.01 Title Insurance; Permitted Encumbrances; Title Objections.

(a) Purchaser shall, promptly after it executes this Agreement, order: (i) a preliminary title report covering the Leasehold Interests (the “Title Commitment”), issued by a nationally recognized title company of Purchaser’s choosing (the “Title Company”), together with copies of all documents referred to as exceptions therein (the “Title Documents” and, together with the Title Commitment, collectively, the “Title Report”); and (ii) if desired by Purchaser, a survey of the Land and the existing Improvements (the “Survey”), and promptly after receipt thereof, deliver copies thereof to Seller. At the Closing and as a condition to Purchaser’s obligations under this Agreement, the Title Company shall issue to Purchaser, and Purchaser shall accept (at Purchaser’s expense), without payment of an extraordinary premium, an ALTA form Owner’s Policy of leasehold title insurance, with coverage in an amount not less than the Purchase Price, with commercially reasonable endorsements (at Purchaser’s expense) insuring Purchaser’s leasehold title to the Leasehold Interests and the Improvements, subject only to the Permitted Encumbrances (the “Title Insurance Policy”).

(b) The Property shall be sold, assigned, and conveyed by Seller to Purchaser, and Purchaser shall accept and assume same, subject only to the following matters (collectively, the “Permitted Encumbrances”):

(i) The Ground Lease;

(ii) All real estate taxes and water and sewer charges not due and payable as of the Closing Date, subject to adjustment as hereinafter provided;

(iii) Any applicable statute, law, ordinance, rule, regulation, order of court, requirement or code, including, without limitation, those regarding zoning, building, fire, health, safety, zoning, environmental, subdivision, water quality, sanitation controls, and accessibility (each, a “Law” and collectively, “Laws”) affecting the Property on the Closing Date;

(iv) Rights, if any, relating to the construction and maintenance in connection with any public utility wires, poles, pipes, conduits, and appurtenances thereto, on, under or across the Property, provided none of the foregoing: (A) prohibit or impair Purchaser’s intended use of the Property; (B) prohibit or interfere with the construction, maintenance or operation of any portion of the Improvements; (C) impose any financial or other obligations on Purchaser; or (D) render title unmarketable;

(v) All violations of building, fire, sanitary, environmental, housing, and similar Laws whether or not noted or issued at the date hereof or as of the Closing Date;

(vi) Consents by Seller or any current or former owner or ground lessee of the Land for the erection of any structure or structures on, under or above any street or streets on which the Property may abut;

(vii) Possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting; sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air-conditioners, and the like, if any, on, under or above any street or highway, the Land or any adjoining property;

(viii) Minor variations between tax lot lines and lines of record title;

(ix) The standard conditions and exceptions to title contained in the form of title policy or “marked-up” title commitment issued to Purchaser by the Title Company;

(x) Any Encumbrances or other title exceptions approved or waived by Purchaser as provided in this Agreement;

(xi) Any other matter which the Title Company may raise as an exception to title, provided the Title Company will insure against collection or enforcement of same out of the Property (for both Purchaser and Purchaser’s third-party grantee) without additional cost to Purchaser, and/or that no prohibition of the present use or maintenance of the Property will result therefrom, as may be applicable; and

(xii) Any Encumbrances arising out of the acts or omissions of Purchaser.

(c) No later than five (5) days prior to the expiration of the Due Diligence Period, Purchaser may provide Seller with written objections (each, a “Title Objection” and, collectively, “Title Objections”) to those matters (except for the Permitted Encumbrances) shown in: (i) Schedule B of the Title Commitment; (ii) any search included in the Title Report; (iii) the Title Documents; or (iv) the Survey. Except for those items which Seller is obligated to cure pursuant to the terms of this Agreement, any such matter not the subject of a timely Title Objection shall be deemed a Permitted Encumbrance. Notwithstanding anything to the contrary contained herein, Purchaser shall have no need to object to any Mandatory Title Removal Item (as defined below), which Mandatory Title Removal Items shall be automatically deemed Title Objections pursuant to this Section 4.01.

Section 4.02 Seller Unable to Convey.

(a) Seller shall use commercially reasonable efforts to eliminate all Title Objections by the Closing Date.

(i) If Seller is unable to eliminate any Title Objection (other than Mandatory Title Removal Items) by the scheduled Closing Date, Seller shall provide written notice of same to Purchaser and then, unless the same is waived by Purchaser in writing, in its sole and absolute discretion, Purchaser may: (x) accept the Property subject to such Title Objection(s) with no adjustment to the Purchase Price, in which event: (A) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance; (B) Purchaser shall close hereunder notwithstanding the existence of same; and (C) Seller shall have no obligations whatsoever after the then-scheduled Closing Date with respect to Seller’s failure to cause such Title Objection to be eliminated; or (y) terminate this Agreement upon notice to Seller within three (3) Business Days following Seller’s written notice or the then-scheduled Closing Date, whichever is later, time being of the essence, in which event Seller shall be obligated to reimburse Purchaser for Purchaser’s Costs (as defined below). If Purchaser shall fail to deliver the termination notice in accordance with clause (y) of this paragraph, Purchaser shall be deemed to have made the election under clause (x) of this paragraph, and the Parties shall promptly proceed to Closing, time being of the essence. Upon the timely giving of any termination notice under clause (y) of this paragraph, this Agreement shall terminate and neither Party shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

(ii) Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections (other than Mandatory Title Removal Items) by the scheduled Closing Date, unless the same are waived by Purchaser, pursuant to the terms of Section 4.02(a)(i) above, Seller may, upon at least three (3) Business Days’ prior written notice to Purchaser, adjourn the Closing Date for a period not to exceed thirty (30) days, in order to attempt to eliminate such Title Objections. If Seller shall have adjourned the Closing Date in order to cure Title Objections in accordance with the provisions of this paragraph, Seller shall, upon the satisfactory cure thereof, promptly reschedule the Closing Date, upon at least five (5) Business Days’ prior written notice to Purchaser.

(b) Notwithstanding anything in this Section 4.01 to the contrary, Seller shall be required to cause to be released, satisfied, and removed of record as of the Closing Date: (i) any Title Objections which have been voluntarily recorded or otherwise placed, or permitted to be placed, by Seller against the Property on or following the Effective Date hereof; and (ii) any mortgages, deeds of trust, security instruments, financing statements, or other instruments which evidence or secure indebtedness, judgments, and liens against the Property, including, without limitation, mechanics’ liens, tax liens and real estate taxes, water rates, and sewer rents and taxes, in each case, which are due and payable but which remain unpaid and/or of record as of the Closing Date (subclauses (i) and (ii), collectively, “Voluntary Liens”); and (iii) any Title Objections which would not constitute Voluntary Liens, but which can be removed by the payment of a liquidated sum of money (items set forth in this subclause (iii), collectively, “Monetary Liens”; and, together with the Voluntary Liens, “Mandatory Title Removal Items”). Seller shall be obligated to take any such action as is required on the part of Seller to have such Monetary Liens removed from the Title Report by the Title Company. If Seller fails to discharge and remove of record any Mandatory Title Removal Items on or prior to the Closing Date, at Purchaser’s election, such failure shall constitute a failure of a closing condition pursuant to Article X below and Purchaser shall be entitled to the remedies set forth in Article XIII below.

ARTICLE V

SELLER’S REPRESENTATIONS AND WARRANTIES

The matters set forth in this Article V constitute representations and warranties by Seller, made as of the Effective Date, and which are now and shall continue to be true, complete and correct up to and including the Closing Date. As used herein, the phrase “Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of Michael E. Goldstrom and Ron Masztak. Seller hereby represents and warrants to Purchaser that:

Section 5.01 Organization and Authority. Seller is a limited liability company duly formed and in good standing under the laws of the State of Ohio and has the requisite power and authority to enter into and to perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller. This Agreement constitutes, and each document and instrument contemplated by this Agreement (collectively, the “Transaction Documents”) to be created and delivered by Seller, when executed and delivered, shall constitute the legal, valid, and binding obligation by Seller, enforceable against Seller in accordance with its respective terms (subject to bankruptcy, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or shall be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law applicable to Seller or the Property; or (c) require the consent, notice or other action by any other Person.

Section 5.03 Title; Ground Lease.

(a) Seller has a validly existing and enforceable leasehold interest in the Land, and otherwise holds good and marketable title to the remainder of the Property. Seller has not assigned or conveyed any interest in, to or under the Property to any Person. No Person has a right to acquire any interest in or to any of the Property (or, if such Person has such a right it has waived such right), other than Purchaser pursuant to this Agreement. The Property will be free of all Encumbrances (other than Permitted Encumbrances) at the Closing. No Person other than Seller (as ground lessee), Ground Lessor or Purchaser are or shall be in possession of, or entitled to possession of, the Land or any other portion of the Property. All sums payable by reason of any labor or materials heretofore furnished with respect to the Property have been paid and, to Seller’s Knowledge, there is no dispute in connection therewith.

(b) (i) The Ground Lease is presently in full force and effect and is a legal, valid, binding obligation of Seller and, to Seller’s Knowledge, the Ground Lessor, enforceable in accordance with its terms (as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles); (ii) neither Seller nor any Affiliate of Seller has received any written notice claiming a default under the Ground Lease that remains uncured, nor has there occurred any event which, with the passage of time or the giving of notice, or both, would constitute a default by Seller under the Ground Lease; (iii) to Seller’s Knowledge, the Ground Lessor is not in default under the Ground Lease, nor are there circumstances which, to Seller’s Knowledge, with or without the giving of notice or the passage of time, or both, would constitute a default by the Ground Lessor under the Ground Lease; (iv) Seller has not received any notice (whether written or oral) from Ground Lessor terminating the Ground Lease or advising Seller of Ground Lessor’s intention to terminate the Ground Lease; (v) neither Ground Lessor nor any other Person has an option (or, if such Person has such a right it has waived such right) to purchase the Property or any portion thereof; (vi) all contingencies set forth in the Ground Lease (whether in favor of Ground Lessor or Seller as ground lessee) have been fully satisfied or waived in writing; (vii) the Ground Lease does not prohibit the execution, delivery or performance of this Agreement or the transactions contemplated hereby; (viii) Seller has delivered to Ground Lessor a security deposit to Ground Lessor in the amount of $41,077.08 (the “Ground Lease Security Deposit”), equal to six months of Base Rent under the Ground Lease, in accordance with the terms of the Ground Lease, which amount shall remain on-hand with Ground Lessor following the Closing for Purchaser’s benefit as the ground lessee under the Ground Lease and for which Seller will receive a credit from Purchaser at Closing in accordance with the terms set forth in Section 12.03(b) hereof; (ix) there are no parties with any right to possession of the Property or any part thereof other than Seller as ground lessee under the Ground Lease; and (x) all amounts owed by Seller under the Ground Lease have been paid in full.

Section 5.04 No Judgments; Litigation. There are no judgments outstanding and unsatisfied against or otherwise affecting Seller or the Property. Neither Seller nor the Property is involved in any investigation, claim, litigation or any other proceeding before any Authority, whether relating to the transactions contemplated hereby or otherwise and, to Seller’s Knowledge, no such litigation or proceeding is threatened or pending but not yet served.

Section 5.05 Solvency. Seller: (i) has not filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) has not had a receiver, conservator, or liquidating agent or similar Person appointed for all or a substantial portion of its assets; (iii) has not suffered the attachment or other judicial seizure of all, or substantially all of its assets; (iv) has not given notice to any Person of insolvency; (v) has not made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors; or (vi) is not insolvent or will be rendered insolvent by the performance of any obligations under this Agreement or any of the other Transaction Documents, or by the consummation of the transactions contemplated hereby or thereby.

Section 5.06 Compliance with Laws. The Property complies with all Laws of all Authorities having jurisdiction over, against or affecting the Property. Seller has not received written notice of any violations of any Law in respect of the Property. All Licenses and Permits necessary or required for completing the construction of the Improvements have been unconditionally and finally issued and paid for and are in full force and effect in accordance with the respective terms thereof. A full list of such Licenses and Permits are set forth on Schedule 1.01(d) attached hereto. To Seller’s Knowledge, no additional permits, licenses, consents, approvals, permits, authorizations, variances, certificates or other requirements of any Authority are needed with respect to the Property in order to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents, other than a final certificate of occupancy to be obtained by Purchaser upon completion of the Tenant’s Work (as defined in the Lease).

Section 5.07 Environmental Matters.

(a) Neither Seller nor any of Seller’s Affiliates, nor, to Seller’s Knowledge, any other Person who has occupied or used the Property under or through Seller or any of its Affiliates, has generated, used, processed, treated, stored, released or disposed of any Hazardous Substances (as hereinafter defined) thereon, and no Hazardous Substances are present on the Property. As used in this Agreement the term “Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Law.

(b) To Seller’s Knowledge, there are no underground or above ground storage tanks on or under the Land, whether in use or abandoned, and no such tanks have been removed during Seller’s control, use or occupancy of the Land except in strict compliance with all Laws regarding such removal.

(c) Prior to the Effective Date, Seller has delivered to Purchaser true, correct and complete copies or original of any and all reports, studies, written commentaries, test results, and investigations in Seller’s possession and/or under its control, relating to the environmental condition of the Property.

Section 5.08 Real Estate Taxes. As of the Effective Date, the Land and the Improvements consist of a single tax lot (Parcel ID Number 923-H-250) and no other real property or improvements is located within such tax lot. Prior to the Effective Date, Seller has provided to Purchaser true, correct and complete copies of all real estate tax bills for the Property in respect of calendar year 2020 and calendar 2021 year-to-date (if available). Said bills are the only real estate tax bills that apply to the Property and do not cover or apply to any other property. No application or proceeding is pending with respect to a reduction of the taxes on the Property. There are no tax abatements or exemptions affecting the Property. No assessments or special assessments for public improvements or otherwise have been levied or are now affecting the Property. To Seller’s Knowledge, there are no pending or threatened special assessments affecting the Property. There are no monies owed by Seller to any Authority for water charges, sewer rents, vault taxes, or any other such charges relating to any portion of the Property, except as may be shown on the Title Commitment and will be paid by Seller at or prior to the Closing.

Section 5.09 Flood Zone. The Improvements are not located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973

Section 5.10 Utilities. All public utilities currently serving the Improvements and public and quasi-public improvements upon or adjacent to the Property (including, without limitation, all applicable electric lines, water lines, gas lines, and telephone lines): (a) are adequate to service the requirements of the Property and Purchaser’s intended use of the Property, and all payments for the same have been made through the Effective Date hereof; (b) enter the Land directly through adjoining public streets and do not pass through adjoining private land; and (c) are installed and operating and all installation and connection charges have been paid for in full.

Section 5.11 Sewage Facilities Notice. Under the terms of the Pennsylvania Sewage Facilities Act of January 24, 1966, No. 537. P.L. 1535 as amended, Seller represents that a community sewage system currently exists and is available to the Improvements.

Section 5.12 Zoning; Access; Development Rights. The Land and Improvements are zoned “HI – Heavy Industrial”. To Seller’s Knowledge, the Land and Improvements are in compliance with all applicable zoning ordinances. To Seller’s Knowledge, (i) the streets, roads, highways and avenues in front of or adjoining any part of the Land have been dedicated to the proper municipal authority, and (ii) such municipal authority has accepted such dedication. Seller has not transferred any development rights applicable to the Property. To Seller’s Knowledge, the Property is not encumbered by a declaration or other agreement transferring any development rights or air rights appurtenant to the Property to any other property.

Section 5.13 Condemnation; Eminent Domain. There is no pending or, to Seller’s Knowledge, contemplated or threatened condemnation or eminent domain proceedings against Seller or the Property or any part thereof.

Section 5.14 Contracts. There are no Contracts affecting Seller or the Property, except for those set forth on Schedule 1.01(e) attached hereto. Except for the Assumed Contracts, each of the Contracts can and will be terminated by Seller prior to the Closing. Seller has performed all of its obligations under each of the Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Contracts. Seller has delivered to Purchaser true, correct and complete copies of all Contracts prior to the Effective Date.

Section 5.15 Contractor Guaranties and Warranties. Seller has provided to Purchaser, prior to the Effective Date, true, correct and complete copies of all contractors’ or subcontractors’ warranties relating to any portion of the Improvements at Property, and all agreements, amendments, guarantees, side letters, and other documents relating specifically to such warranties, and (other than warranties related to any portion of Tenant’s Work for which Purchaser and Neyer have separately contracted) there are no other such documents or agreements, whether written or oral, a full list of which are set forth on Schedule 1.01(d) attached hereto.

Section 5.16 No Foreign Persons. Neither Seller nor its Manager is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

Section 5.17 Compliance with Anti-Terrorism and Anti-Money Laundering Laws. Seller is not currently identified on the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) list of prohibited persons or is a person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of U.S. law, regulation or executive order of the President of the United States.

Section 5.18 No Material Adverse Effect. To Seller’s Knowledge, there is no fact or condition which materially and adversely affects the business, operations, affairs, properties, or condition of Seller or the Property, which has not been set forth in this Agreement or in the other documents, certificates or written statements furnished to Purchaser in connection with the transactions contemplated hereby.

Section 5.19 Landlord’s Construction Warranties (from Section 7(b) of the Lease).

(a) Landlord’s Work has been constructed in a good and workmanlike manner, in compliance with the Plans and Specifications (as defined in the Lease) and the same are and shall remain free of all defects.

(b) All paved areas of the Property are and shall remain free of defects in construction.

Section 5.20 Survival. Seller’s representations and warranties set forth in this Article V shall survive the Closing for a period of twelve (12) months following the Closing Date (except (i) Section 5.19(a) above, which shall survive the Closing for a period of twelve (12) months following the date of Substantial Completion of Landlord’s Work and (ii) Section 5.19(b) above, which shall survive the Closing for a period of eighteen (18) months following the date of Substantial Completion of Landlord’s Work).

ARTICLE VI

PURCHASER’S REPRESENTATIONS AND WARRANTIES

The matters set forth in this Article VI constitute representations and warranties by Purchaser, made as of the Effective Date, and which are now and shall continue to be true, complete and correct up to and including the Closing Date. Purchaser hereby represents and warrants to Seller that:

Section 6.01 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser’s execution and delivery of this Agreement and any other Transaction Documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution, and delivery by each other party hereto) this Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. When each of the Transaction Documents to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute legal and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

Section 6.02 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law applicable to Purchaser; or (c) require the consent, notice or other action by any other Person.

Section 6.03 No Judgments; Litigation. There are no judgments presently outstanding and unsatisfied against or otherwise affecting Purchaser, and Purchaser is not presently involved in any investigation, claim, litigation or any other proceeding before any Authority, in either case which relate to the transactions contemplated hereby or otherwise would prevent Purchaser from consummating the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

Section 7.01 Seller Parties’ Affirmative Covenants. The Seller Parties covenant to Purchaser that, from and after the Effective Date and until the Closing, the Seller Parties shall, at their sole cost and expense:

(a) prior to Closing, cause (i) all Landlord’s Work (as defined in the Lease) to be Substantially Completed, subject to Punch List Items (as defined in the Lease), as required under the Lease, and (ii) the Stormwater Facilities (as defined in the Ground Lease) to be completed as required under the Ground Lease;

(b) timely perform their respective obligations under the Ground Lease, all loan documents under which Seller’s obligations are secured by any of the Property, and all other Contracts relating to the Property;

(c) terminate all Contracts other than the Assumed Contracts;

(d) pay all utility and other service charges related to the Property which are accrued through the Closing Date;

(e) promptly pay in full, as and when due, all contractors, suppliers and others who have performed services or labor or have supplied materials in connection with the Seller Parties’ development of the Property, and all liens arising therefrom have been or by Closing will be satisfied and released or affirmatively insured over by the Title Company;

(f) maintain in full force and effect the insurance policies currently in effect with respect to the Property (or replacements continuing similar coverage);

(g) promptly deliver to Purchaser any notice received by either of the Seller Parties or any of their respective Affiliates regarding (i) any claim, action, suit, litigation, arbitration or other proceeding, notice of violation, or judgment, (ii) any Hazardous Substances, (iii) the Ground Lease, (iv) any actual or threatened condemnation, and (v) any correspondence received from any Authority; in each case to the extent any of the foregoing affect or otherwise relate to Seller or any of the Property; and

(h) make their respective personnel available to Purchaser at reasonable times and upon reasonable notice in connection with inspection of the Property, and otherwise cooperate with any lender from whom Purchaser seeks to obtain financing, as reasonably may be required or requested by Purchaser or any prospective lender to Purchaser, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.02 Seller’s Negative Covenants. The Seller Parties covenant to Purchaser that, from and after the Effective Date and until the Closing, unless otherwise expressly permitted by Section 7.01 above or otherwise consented to in writing by Purchaser (which consent may be withheld in Purchaser’s sole discretion), the Seller Parties shall not:

(a) terminate, amend or modify the Ground Lease or any of the Assumed Contracts in any manner;

(b) suffer or permit waste or any adverse change in (i) the physical condition of the Property, ordinary wear and deterioration excepted, (ii) the title to any portion of the Property, or (iii) the zoning designation of the Property;

(c) permit any mechanics’ lien, materialmen’s lien, mortgage or any other Encumbrance to be placed or maintained on all or any portion of the Property;

(d) other than a stormwater easement for the benefit of the Property that is pending execution by the Ground Lessor, the form of which has been included in Seller’s Due Diligence Materials that have been delivered to Purchaser prior to the Effective Date, enter into, alter or terminate any contract or agreement (i) affecting or otherwise relating to all or any portion of the Property, or (ii) which would require the consent of a third party to consummate or the transactions contemplated by this Agreement or any of the other Transaction Documents;

(e) make any proposal in respect of (or enter into or otherwise make) any commitment or obligation that would bind Purchaser as a successor-in-interest with respect to the Property following the Closing;

(f) cancel, amend or modify any certificate, approval, license or permit held by Seller (or otherwise for the benefit of the Improvements) which would be binding upon Purchaser after the Closing;

(g) settle or compromise or agree to any settlement or compromise of any insurance or condemnation claim or award in respect of all or any portion of the Property;

(h) take any action in respect of any litigation or proceeding related to all or any portion of the Property which would have an adverse effect on any portion of the Property;

(i) issue any press release or other publicity of any kind whatsoever with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby; or

(j) change or attempt to change, directly or indirectly, the current zoning of the Property.

Section 7.03 Punch List Items. The Seller Parties hereby covenant to Purchaser that, following Closing, the Seller Parties shall, at their sole cost and expense, address and complete to Purchaser’s reasonable satisfaction all Punch List Items (as defined in the Lease) no later than thirty (30) days after Purchaser or its representative identifies any such Punch List Items.

Section 7.04 No Solicitation of Other Bids. Neither of the Seller Parties nor any of their respective members, managers, partners, equity holders or representatives shall, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as hereinafter defined), (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each of the Seller Parties shall immediately cease (or cause to be ceased) and terminate (or cause to be terminated) all existing discussions or negotiations with any Person conducted on or before the Effective Date with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (x) the issuance or acquisition of membership interests in Seller, (y) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving Seller, or (z) the sale, lease, exchange or other disposition (whether directly or indirectly) of the Property or any portion thereof. Each of the Seller Parties agrees that the rights and remedies for noncompliance with this Section shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 7.05 Confidentiality. Each Party shall, and shall cause its Affiliates and each of their respective representatives to, hold in confidence any and all information, whether written or oral, concerning the other Parties and/or the transactions contemplated by this Agreement and any of the other documents contemplated hereby, except as may be expressly permitted in writing by the other Parties, or to the extent that such information (a) needs to be disclosed to any of such Party’s members, managers, equity holders or other representatives in connection with effectuating the transactions contemplated by this Agreement or any of the other Transaction Documents, (b) is generally available to and known by the public through no fault of any of Purchaser or Seller, or any of their respective Affiliates or representatives, (c) is lawfully acquired by such Party from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (d) is required to be disclosed by Purchaser under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. If any of the Parties (or any of their respective Affiliates) are compelled to disclose any information by judicial or administrative process or by other requirements of applicable Law, such Party shall disclose only such information which is legally required to be disclosed. The disclosing Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information in the event such information is required by judicial or administrative process. The disclosing Party shall take all available steps to avoid describing any of the economic terms set forth in this Agreement.

Section 7.06 Acknowledgement Regarding Securities Laws. The Seller Parties hereby acknowledge that they are aware that United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of Purchaser (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Section 7.07 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates and representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. In furtherance of the foregoing, the Seller Parties hereby (a) acknowledge and agree that, during the one (1) year period following the Closing Date, Purchaser’s auditor may conduct an audit, as may be required of Purchaser pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”), to the extent that the Property was in operation and/or generating income during the period of Seller’s Leasehold Interests, and (b) covenant and agree that they shall reasonably cooperate with Purchaser’s auditor in the conduct of the Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the operating statements of the Property, at Purchaser’s expense and, upon Purchaser’s reasonable prior written request, the Seller Parties shall allow Purchaser’s auditors reasonable access to such books and records maintained by the Seller Parties in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (ii) the Seller Parties shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct the Audit; provided, however, that the ongoing obligations of the Seller Parties shall be limited to providing such information or documentation as may be in the possession or control of the Seller Parties or their representatives.

ARTICLE VIII

CLOSING

Section 8.01 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall take place in escrow (the “Closing”) on March 5, 2021 or such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing actually takes place being the “Closing Date”).

Section 8.02 Effectuating the Closing. When all conditions precedent set forth in Article X below have been satisfied (or waived in writing), no Purchaser default is outstanding under Section 13.01 below (or Seller has provided a written waiver thereof), no Seller default is outstanding under Section 13.02 below (or Purchaser has provided a written waiver thereof) and the settlement agent has confirmed that it has possession of all executed Transaction Documents (or has confirmed that Purchaser has in its physical possession any of the Transaction Documents not held by the settlement agent) and related items necessary to close and fund the purchase and sale of the Property in accordance with this Agreement, then the Parties shall instruct the settlement agent to close the purchase and sale of the Property in accordance with this Agreement and otherwise in accordance with Seller’s or Purchaser’s written closing instructions (to the extent such instructions are consistent with the terms set forth in this Agreement).

Section 8.03 Termination of Lease. Upon the occurrence of the Closing contemplated hereby, the Lease shall terminate and the Parties shall have no further rights, duties or responsibilities thereunder, except as otherwise expressly provided therein.

ARTICLE IX

CLOSING DELIVERIES

Section 9.01 Seller’s Closing Deliverables. At or prior to Closing, Seller shall, at its sole cost and expense, deliver or cause to be delivered all of the following to Purchaser, each of which shall be in form and substance as required by the terms of this Agreement and reasonably acceptable to Purchaser and the Title Company and, where applicable, duly executed and acknowledged by Seller:

(a) An Assignment and Assumption of Ground Lease (the “Ground Lease Assignment”), in recordable form, conveying to Purchaser the Leasehold Interests and the Improvements, subject only to the Permitted Encumbrances;

(b) A Realty Transfer Tax Statement of Value (the “Statement of Value”) reflecting the sum paid by Purchaser to Seller for the Leasehold Interests and the Improvements;

(c) A Bill of Sale (the “Bill of Sale”) conveying to Purchaser good and marketable title to the Personal Property, free and clear of all Encumbrances;

(d) An Assignment and Assumption of Intangible Property (the “Intangible Property Assignment”) assigning to Purchaser all of Seller’s right, title and interest in the Intangible Property (including, without limitation, all warranties related to any of the HVAC equipment, Building roof, and other portions of the Improvements, as applicable);

(e) An estoppel certificate from Ground Lessor, duly executed by Ground Lessor, in the form attached hereto as Exhibit C, dated within five (5) Business Days of the Closing Date (the “Ground Lessor Estoppel”);

(f) A settlement statement prepared in accordance with the terms of this Agreement (the “Settlement Statement”);

(g) An affidavit stating Seller’s taxpayer identification number for federal income tax purposes and that neither Seller nor Seller’s Manager is a foreign person within the meaning of Code Section 1445 et seq.;

(h) Such documents, affidavits, and indemnities required by this Agreement to permit the Title Company to deliver the Title Insurance Policy (including, without limitation, an owner’s or seller’s affidavit);

(i) A copy of the Ground Lease, inclusive of all completed and up-to-date Exhibits, attachments and addenda thereto, certified as true, correct and complete by an officer of Seller’s Manager;

(j) Electronic copies of Plans and Specifications, technical manuals (including operation and maintenance manuals for all HVAC units), and similar materials related to the Property, to the extent same are in Seller’s (or any of its Affiliates’) possession or under Seller’s (or any of its Affiliates’) control;

(k) Electronic copies of all books and records relating to the operation of the Property and maintained by Seller during Seller’s ownership thereof, to the extent same are in Seller’s possession or under Seller’s control and to the extent that the Property was in operation and/or generating income during the period of Seller’s Leasehold Interests;

(l) Originals, or if originals are not in the possession or control of the Seller, copies of all Licenses and Permits related to the Property, to the extent same are in Seller’s possession or under Seller’s control;

(m) All keys, key cards, combinations, and codes relating to the operation of the Property;

(n) A consent of the member(s) of Seller’s Manager authorizing the transactions contemplated hereby and the execution and delivery of the Transaction Documents;

(o) Documentation from The Underground Detective that concrete thickness and pipe elevation/slope meet the requirements of the Lease;

(p) A testing and balancing report in respect of the heating and cooling units serving the Building;

(q) A temporary certificate of occupancy in respect of the Building;

(r) A written certificate stating that all representations and warranties contained in Article X below remain, as of the Closing Date, true, correct, and complete in all material respects as when first made hereunder (the “Bring Down Certificate”), certified as true and correct by an officer of Seller’s Manager; and

(s) All other documents reasonably necessary or otherwise required by the Title Company to consummate the transactions contemplated by this Agreement, including, without limitation, such evidence or documents as may be reasonably required by the Title Company relating to and sufficient to delete any exceptions for mechanics’ or materialmen’s liens or as otherwise reasonably required by the Title Company and customarily delivered by sellers of leasehold estates and improvements similar to the Improvements in order to issue the Title Insurance Policy to Purchaser free and clear of matters other than the Permitted Encumbrances.

Section 9.02 Purchaser’s Closing Deliverables. At or prior to Closing, Purchaser shall, at its sole cost and expense, deliver or cause to be delivered all of the following to Seller, each of which shall be in form and substance as required by the terms of this Agreement and reasonably acceptable to Seller and, where applicable, duly executed and acknowledged by Purchaser:

(a) The balance of the Purchase Price as set forth in Article II above, as adjusted for apportionments pursuant to Article VIII above;

(b) The Ground Lease Assignment;

(c) The Intangible Property Assignment; and

(d) The Settlement Statement.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations to Close.

(a) Purchaser’s Conditions Precedent. Notwithstanding anything to the contrary contained herein, and in addition to the satisfaction or waiver of the contingencies specified in Articles III and IV of this Agreement, the obligation of Purchaser to close the transactions contemplated by this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may (in its sole discretion) elect to waive any or all of such conditions:

(i) Seller shall have: (A) executed and delivered to Purchaser, or any other applicable Person, all of the documents required to be delivered by Seller at the Closing; (B) taken all other action required of Seller at the Closing; and (C) performed and observed all of the obligations and covenants of and required by Seller pursuant to this Agreement prior to or as of the Closing Date (including, without limitation, achieving Substantial Completion of the Landlord’s Work in accordance with the terms of the Lease, which the Parties hereby agree shall be verified in accordance with clause (ii) below);

(ii) Seller shall have Substantially Completed Landlord’s Work. For the sake of clarity, the Parties hereby stipulate and agree that, as of the Effective Date of this Agreement, the items of Landlord’s Work described on Exhibit D attached hereto comprise all items of Landlord’s Work remaining to be completed before Substantial Completion of Landlord’s Work shall be deemed to have occurred;

(iii) The Seller’s representations and warranties in Article V shall be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of such date;

(iv) Title to the Property shall be free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with Article IV above; and

(v) There shall be no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller or affecting any of the Property, or that would otherwise affect Seller’s ability to perform its obligations under this Agreement.

(b) Seller’s Conditions Precedent. Notwithstanding anything to the contrary contained herein, the obligation of Seller to close the transactions contemplated by this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may (in its sole discretion) elect to waive any or all of such conditions:

(i) Purchaser shall have: (A) executed and delivered to Seller, or any other applicable Person, all of the documents required to be delivered by Purchaser at the Closing; (B) taken all other action required of Purchaser at the Closing; and (C) performed and observed all of the obligations and covenants of and required by Purchaser pursuant to this Agreement prior to or as of the Closing Date;

(ii) The Purchaser’s representations and warranties in Article VI shall be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of such date; and

(iii) There shall be no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Purchaser that would affect Purchaser’s ability to perform its obligations under this Agreement.

Section 10.02 Failure of Conditions to Closing.

(a) Failure of Purchaser’s Conditions Precedent. If the conditions precedent set forth in Section 10.01(a) above are not satisfied by Seller or waived by Purchaser prior to the Closing Date, then Purchaser shall have the option (in addition to any rights Purchaser may have under Section 13.02 below in the event that the non-satisfaction of a condition is a result of a breach or default by Seller) to either:

(i) after ten (10) days’ prior written notice to Seller, without satisfaction of such condition by Seller during such 10-day period, terminate this Agreement by delivering written notice thereof to Seller, in which case the Deposit shall be promptly returned to Purchaser and Seller shall reimburse Purchaser promptly for Purchaser’s Costs (as defined in and subject to Section 13.02 below), following which the Parties shall have no further obligations to each other hereunder, except for obligations which expressly survive the termination of this Agreement, and the Lease shall thereafter remain in full force and effect; or

(ii) seek specific performance of Seller’s obligations hereunder, in which case (x) if the Closing occurs, Seller shall reimburse Purchaser for the costs incurred by Purchaser in seeking specific performance (subject to Section 13.02) and Purchaser shall retain the ability to make claims for indemnification pursuant to Article XIV below, or (y) if the Closing does not occur within sixty (60) days after bringing an action for specific performance, Purchaser may terminate this Agreement by delivering written notice thereof to Seller, and the Deposit shall be promptly returned to Purchaser and Seller shall reimburse Purchaser promptly for Purchaser’s Costs (subject to Section 13.02), following which the Parties shall have no further obligations to each other hereunder, except for obligations which expressly survive the termination of this Agreement, and the Lease shall thereafter remain in full force and effect; or

(iii) waive any unsatisfied condition and proceed to Closing hereunder.

(b) Failure of Seller’s Conditions Precedent. If the conditions precedent set forth in Section 10.01(b) above are not satisfied by Purchaser or waived by Seller prior to the Closing Date, then Seller shall have the option (in addition to any rights Seller may have under Section 13.01 below in the event that the non-satisfaction of a condition is a result of a breach or default by Purchaser) to either:

(i) after ten (10) days’ prior written notice to Purchaser, without satisfaction of such condition by Purchaser during such 10-day period, terminate this Agreement by delivering written notice thereof to Purchaser, following which the Deposit shall be released to Seller and the Parties shall have no further obligations to each other hereunder, except for obligations which expressly survive the termination of this Agreement, and the Lease shall thereafter remain in full force and effect; or

(ii) waive any unsatisfied condition and proceed to Closing hereunder.

ARTICLE XI

CLOSING COSTS

Section 11.01 Purchaser’s Closing Costs. Except as otherwise expressly provided in Section 10.02 above or Section 13.02 below, Purchaser shall pay the following costs and expenses in connection with the transactions contemplated by this Agreement and the other Transaction Documents:

(a) All costs and expenses of Purchaser’s due diligence investigations in respect of the Property;

(b) One-half (1⁄2) of any transfer tax charged in connection with the sale or transfer of the Property from Seller to Purchaser;

(c) Recording fees payable in connection with recording the Ground Lease Assignment or a memorandum thereof;

(d) One-half (1⁄2) of the closing fees charged by the settlement agent; and

(e) Any and all costs incurred by Purchaser in connection with the preparation, review and/or negotiation of this Agreement and the other Transaction Documents.

Section 11.02 Seller’s Closing Costs. Seller shall pay the following costs and expenses in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents:

(a) One-half (1⁄2) of any transfer tax charged in connection with the sale or transfer of the Property from Seller to Purchaser;

(b) One-half (1⁄2) of the closing fees charged by the settlement agent;

(c) All recording fees for releasing any Encumbrance on the Property; and

(d) Any and all costs or expenses incurred by Seller in connection with the preparation, review and/or negotiation of this Agreement and the other Transaction Documents.

Section 11.03 Survival. The provisions of this Article XI shall survive the Closing.

ARTICLE XII

APPORTIONMENTS

Section 12.01 Apportionments at Closing. The Parties shall prorate the following as of 11:59 p.m. on the day immediately preceding the Closing Date on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 366-day year:

(a) Rent and any other amounts due under the Ground Lease;

(b) Property Taxes, in accordance with the terms of Section 12.02 below;

(c) All water, sewer, electric, natural gas, telephone and other utility charges based on the last ascertainable bill unless meter readings are made as of the Closing Date;

(d) Any charges or fees for transferable Licenses and Permits for the Property; and

(e) Payments under any Assumed Contracts which Purchaser has agreed to assume at the Closing.

Section 12.02 Property Taxes and Assessments.

(a) Real estate, school and other property taxes for the Land and the Improvements (collectively, “Property Taxes”) shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, but only if such assessment or tax rate is determined within sixty (60) days of the Closing Date, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within thirty (30) days based on such recalculation. If the assessment or tax rate is determined more than sixty (60) days following the Closing Date, any payment due becomes the sole responsibility of the Purchaser.

(b) If, as of the Closing Date, the Property or any portion thereof shall be affected by any special, general or other assessment(s) which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay any installments which are due on or after the Closing Date.

Section 12.03 Credits.

(a) The following sums shall be credited to Purchaser at Closing by applying the same against the Purchase Price: (i) the dollar value of any Base Rent abatement rights accrued prior to the Closing Date to Purchaser under the second paragraph of Section 1.9 of the Lease, but subject to extensions for Force Majeure and/or Tenant Delay (as such terms are defined in the Lease) if any; and (ii) the dollar value of any Base Rent paid by Purchaser to Seller pursuant to the Lease prior to the Closing Date, if any.

(b) The dollar value of the Ground Lease Security Deposit shall be credited to Seller at Closing by applying the same against the Purchase Price.

Section 12.04 Survival. The provisions of this Article XII shall survive the Closing.

ARTICLE XIII

DEFAULT; TERMINATION

Section 13.01 Purchaser’s Default. If Purchaser shall default in the payment of the Purchase Price on the scheduled Closing Date and Seller is otherwise ready, willing and able to perform its obligations to be performed on the Closing Date and are not then in default hereunder, the Seller’s sole and exclusive remedy by reason thereof shall be to terminate this Agreement on no less than five (5) days’ prior written notice to Purchaser (during which period Purchaser shall have the opportunity to cure its default) and, upon the effective date of such termination, (i) the Deposit shall be released to the Seller, (ii) the Lease shall continue in full force and effect except that all rights granted to Purchaser in Section 25 and Section 26 of the Lease shall be terminated and of no further force or effect, and (iii) Purchaser shall reimburse Seller for Seller’s Costs (as defined below). If Seller terminates this Agreement pursuant to this paragraph, the Parties shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. As used herein, “Seller’s Costs” means all of the expenses actually incurred by Seller for the actual and reasonable third-party costs incurred by Seller in connection with the negotiation of this Agreement, including, without limitation, reasonable attorneys’ fees.

Section 13.02 Seller’s Default. If Seller shall default in the performance of any of its obligations to be performed under this Agreement (including, without limitation, a breach of any representation, warranty or covenant set forth herein) and Purchaser is otherwise ready, willing and able to perform its obligations to be performed on the then-scheduled Closing Date, Purchaser’s sole remedies hereunder shall be to: (a) terminate this Agreement on no less than five (5) days’ prior written notice to Seller (during which period Seller shall have the opportunity to cure any such default) and, upon the effective date of such termination, (i) the Deposit shall be returned to the Purchaser, (ii) the Lease shall continue in full force and effect, and (iii) Seller shall reimburse Purchaser for Purchaser’s Costs (as defined below); or (b) Purchaser may seek specific performance of Seller’s obligations hereunder, in which case (i) if the Closing occurs, Seller shall reimburse Purchaser for the costs incurred by Purchaser in seeking specific performance and Purchaser shall retain the ability to make claims for indemnification pursuant to Article XIV below, or (ii) if the Closing does not occur within sixty (60) days after bringing an action for specific performance, Purchaser may terminate this Agreement by delivery of written notice to Seller and, upon such termination, (A) the Deposit shall be returned to the Purchaser, (B) the Lease shall continue in full force and effect, and (C) Seller shall reimburse Purchaser for Purchaser’s Costs. As used herein, “Purchaser’s Costs” means all of the expenses actually incurred by Purchaser for: (x) title examination, survey, and municipal searches, including the issuance of the Title Commitment and any continuation thereof, without issuance of a title insurance policy; (y) fees paid to Purchaser’s engineer for preparing any environmental and engineering reports with respect to the Property (if applicable); and (z) the actual and reasonable third-party costs incurred by Purchaser in connection with the negotiation of this Agreement, Purchaser’s due diligence with respect to the Property, or Purchaser’s proposed acquisition financing, including, without limitation, reasonable attorneys’ fees and commitment fees, but not to exceed a total of $50,000.00 for all items included in sub-clauses (x), (y) and (z) above.

Section 13.03 Survival. The provisions of this Article XIII shall survive the Closing or the earlier termination of this Agreement and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

ARTICLE XIV

INDEMNIFICATION

Section 14.01 Indemnification by Seller Parties. Subject to the other terms and conditions of this Article XIV, Seller and Neyer (together, the “Seller Parties”) hereby agree, jointly and severally, to defend, indemnify and hold harmless Purchaser and its Affiliates and each of their respective members, managers, directors, equity holders, officers, employees and Representatives from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties set forth in Article V above, or of any of the covenants set forth in Article VII above.

Section 14.02 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, Purchaser shall promptly provide written notice of such claim to the Seller Parties. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Seller Parties, at their sole cost and expense and upon written notice to Purchaser, may assume the defense of any such action with counsel reasonably satisfactory to Purchaser. Purchaser shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If neither of the Seller Parties assume the defense of any such action, Purchaser may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the Seller Parties, on such terms as Purchaser may deem appropriate and no action taken by Purchaser in accordance with such defense and settlement shall relieve either of the Seller Parties of their indemnification obligations herein provided with respect to any damages resulting therefrom. Neither of the Seller Parties may settle any action without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 14.03 Exclusivity. The rights and remedies set forth in this Article XIV shall be exclusive of all other rights to monetary damages that any Party (or any Party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Section 14.04 Limitations. The Seller Parties shall not have any liability to Purchaser hereunder for a breach of any representation, warranty, covenant or agreement in excess of One Million Dollars ($1,000,000), and in no event shall the Seller Parties be liable to Purchaser for any punitive or speculative damages; provided, however, that nothing herein shall operate to relieve or otherwise limit either of the Seller Parties of any common law liability to Purchaser for any fraudulent or otherwise intentional misrepresentation of fact with respect to the making of any of Seller’s express representations and warranties set forth in this Agreement.

Section 14.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable Law.

Section 14.06 Effect of Investigation. Purchaser’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Purchaser, or any knowledge acquired by Purchaser at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 14.07 Payment of Indemnification Claims. The Seller Parties shall satisfy their obligations within thirty (30) days after the Parties reach agreement on the amount of such indemnification amount, or within thirty (30) days after the entry of a final, non-appealable adjudication, in either case by wire transfer of immediately available funds. The Seller Parties hereby agree that, should the Seller Parties not make full payment of any such obligations within such 30-day period, any amount payable shall accrue interest from and including the date of agreement of the Seller Parties or final, non-appealable adjudication to and including the date such payment has been made at a rate equal to ten percent (10%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

ARTICLE XV

CASUALTY AND CONDEMNATION

Section 15.01 Casualty. Risk of loss to the Property from fire or other casualty shall be borne by Seller until Closing. If the Property or any portion thereof is damaged or destroyed by fire or other casualty prior to Closing, Seller shall provide Purchaser with written notice thereof as soon as reasonably possible (but in any event within five (5) days after the occurrence of any such damage or destruction) and shall also provide, within thirty (30) days of the occurrence, a written estimate of the time period required to repair and restore the damaged portions of the Core and Shell (as defined in the Lease) (“Estimate”).

(a) If the Property shall be damaged or destroyed to the extent of more than fifty percent (50%) of the full replacement cost of the Core and Shell (as defined in the Lease), and the repair and restoration of any such damage or destruction cannot be completed within 180 days after the date of the occurrence, then either party may elect to terminate this Agreement by delivery of notice to the other party within thirty (30) days after the date of the occurrence, and the Deposit shall be promptly returned to Purchaser.

(b) If Seller fails to deliver an Estimate within the 30-day period set forth in Section 15.01(a) above, Purchaser may elect to terminate this Agreement by delivery of notice to Seller within thirty (30) days after the expiration of the 30-day period set forth in Section 15.01(a) above, and the Deposit shall be promptly returned to Purchaser; provided, however, that if Seller provides an Estimate after such 30-day period set forth in Section 15.01(a) above but before Purchaser exercises its right to terminate hereunder, Purchaser shall not have the right to terminate this Agreement.

(c) Upon delivery of any notice of termination pursuant to Section 15.01(a) or Section 15.01(b) above, this Agreement shall terminate as of the date of the damage or destruction unless otherwise provided in such notice, the Deposit shall be promptly returned to Purchaser, and Purchaser and Seller shall have no further liabilities or obligations hereunder, and the Lease shall remain in full force and effect.

If Purchaser does not elect to terminate this Agreement as provided in this Section 15.01, then, subject to Purchaser’s other rights to terminate as set forth in this Agreement, the transactions contemplated by this Agreement shall proceed as contemplated herein, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in the proceeds to be paid on the claim of loss, and Purchaser shall receive a credit against the Purchase Price at Closing for any deductible.

Section 15.02 Condemnation. If, prior to Closing, all or any material portion of the Property becomes the subject of a condemnation proceeding by any Authority having the power of eminent domain, Seller shall provide Purchaser with written notice thereof as soon as reasonably possible (but in any event within five (5) days after Seller first learns of same), and the Purchase Price shall be reduced proportionately as to the part of the Property taken. If the amount of the Property so taken is such as to impair substantially the usefulness of the Property for the purposes for which the same are hereby intended, then Purchaser shall have the option to terminate this Agreement and, if Purchaser elects to terminate this Agreement in accordance with the foregoing, the Deposit shall promptly be returned to Purchaser, and the Lease shall remain in full force and effect. If Purchaser does not elect to terminate this Agreement as provided in this paragraph, then, subject to Purchaser’s other rights to terminate as set forth in this Agreement, the transactions contemplated by this Agreement shall proceed as contemplated herein, in which event Purchaser shall be entitled to receive all proceeds of any award or payment in lieu thereof and Purchaser shall have the right to participate with Seller in any proceedings and Seller shall not be entitled to settle any such proceeding without the prior written consent of Purchaser.

ARTICLE XVI

MISCELLANEOUS

Section 16.01 No Brokers. Each Party: (a) represents and warrants to the other Party hereto that it has not employed, been represented by or otherwise dealt with any real estate agent, broker or finder in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and that no commission, fee or other compensation is payable to any real estate agent, broker or finder as a result of such Party’s (or any of its Affiliates’) acts or omissions; and (b) agrees to indemnify, defend and hold the other harmless from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs) arising out of or in connection with any breach of this Section. The representations and indemnification obligations set forth in this Section shall survive Closing.

Section 16.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to the Seller Parties:	Northfield I, LLC
c/o Al. Neyer, LLC
302 West Third Street, Suite 800
Cincinnati, OH 45202
Attn: Legal Services
E-mail: lkoth@neyer.com

with a copy to:	Northfield I, LLC
c/o Al. Neyer, LLC

302 West Third Street, Suite 800
Cincinnati, OH 45202
Attn: Asset Management
E-mail: jcheung@neyer.com

If to Purchaser:	Krystal Biotech, Inc.
2100 Wharton Street, Suite 701
Pittsburgh, PA 15203
Attn: Kathryn Romano
E-mail: kromano@krystalbio.com

and

Krystal Biotech, Inc.
2100 Wharton Street, Suite 701
Pittsburgh, PA 15203
Attn: J. Christopher Naftzger
E-mail: cnaftzger@krystalbio.com

with a copy to:	Jonathan P. Altman
Merz Lewis Brodman Must O’Keefe LLC
535 Smithfield Street, Suite 800
Pittsburgh, PA 15222
Email: jaltman@metzlewis.com

Section 16.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 16.04 Days; Performance on a Saturday, Sunday, or Holiday. Whenever the term “day” is used in this Agreement, it shall refer to a calendar day unless otherwise specified. A “Business Day” shall mean any weekday except for those weekdays that a banking institution within the Commonwealth of Pennsylvania is required by said state to be closed (a “Holiday”). Should this Agreement require an act to be performed or a notice to be given on a Saturday, Sunday, or Holiday, the act shall be performed, or notice given, on the following Business Day.

Section 16.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 16.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to transactions contemplated by this Agreement.

Section 16.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its respective rights or obligations hereunder without the prior written consent of the other Party; provided, however, that prior to the Closing Date, Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights and obligations under this Agreement to one or more of its Affiliates, but in no event shall an approved assignment release the Purchaser of any obligations hereunder.

Section 16.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 16.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PITTSBURGH AND COUNTY OF ALLEGHENY, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 16.11 Time Is of the Essence. The Parties hereto acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE FOR THE PERFORMANCE OF ALL ACTIONS (INCLUDING, WITHOUT LIMITATION, THE GIVING OF NOTICES, THE DELIVERY OF DOCUMENTS, AND THE FUNDING OF MONEY) REQUIRED OR PERMITTED TO BE TAKEN UNDER THIS AGREEMENT. Whenever action must be taken (including, without limitation, the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. Eastern Time on such date. However, notwithstanding anything to the contrary herein, whenever action must be taken (including, without limitation, the giving of notices hereunder, the delivery of documents, or the funding of money) under this Agreement prior to the expiration of, by no later than, or on a particular date that is not a Business Day, then such date shall be extended until the immediately following Business Day.

Section 16.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall each be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 16.13 Attorneys’ Fees.

(a) Each Party hereby acknowledges that: (i) it has been represented by independent counsel in connection with this Agreement; (ii) it has executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations among the Parties hereto and the advice and assistance of their respective counsel.

(b) Except as otherwise expressly set forth in this Agreement, each Party shall be responsible for all costs it incurs in connection with the preparation, review and negotiation of this Agreement and the transactions contemplated by this Agreement, including any attorneys’ or consultants’ fees.

(c) If any action is brought by any Party against another Party in connection with or arising out of this Agreement or any of the Transaction Documents, the prevailing Party or Parties (as applicable) shall be entitled to recover from the non-prevailing Party or Parties (as applicable) its or their reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action.

Section 16.14 No Recording. None of the Parties shall record this Agreement or any memorandum hereof without the prior written consent of the other Parties, which consent may be withheld in any Party’s sole discretion.

Section 16.15 COAL NOTICE. NOTICE—THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL, AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND, THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE OR RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)

Section 16.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective and binding only upon the execution and delivery hereof by all Parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be executed as of the Effective Date.

PURCHASER:

KRYSTAL BIOTECH, INC.,
a Delaware corporation

By:	/s/ Krish S. Krishnan
Krish S. Krishnan,
President and Chief Executive Officer

SELLER:

NORTHFIELD I, LLC,
an Ohio limited liability company

By:	AL. NEYER, LLC,
an Ohio limited liability company,
its Manager

By: /s/ Lesley Koth
Name: Lesley Koth
Title: Senior Vice President &
General Counsel

NEYER:

AL. NEYER, LLC,
an Ohio limited liability company, solely
with respect to Articles VII, XIV and XVI

By:	/s/ Lesley Koth
Name:	Lesley Koth
Title:	Senior Vice President &
General Counsel

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

All that certain lease area being a part of lands now or formerly of The Allegheny County Airport Authority, situate in the Township of Findlay, County of Allegheny and Commonwealth of Pennsylvania, being more particularly bounded and described as follows:

Beginning at a point on the southerly line of Halverson Road, a sixty-eight (68) foot road, said point being the northerly corner of the parcel herein conveyed and intersection with lands now or formerly of The Allegheny County Airport Authority; thence from beginning through lands now or formerly The Allegheny County Airport Authority the following four (4) courses and distances:

1.	S 84°13’31” E a distance of 76.33 feet to a point;

2.	S 03°26’54” E a distance of 921.81 feet to a point;

3.	N 86°26’37” W a distance of 558.89’ feet to a point;

4.	N 03°26’54” E a distance of 723.36 feet to a point on the southerly line of Halverson Road;

thence along Halverson Road S 86°33’46” E a distance of 192.68 feet to a point; thence by same with an arc having a curve to the left, having a radius of 309.00 feet, an arc length of 375.10 feet to a point the northerly corner of the parcel, at the point of beginning.

Containing an area of 10 acres.

Being known as Parcel ID Number 923-H-250 in the Allegheny County Department of Real Estate.

A-1

EXHIBIT B

FORM OF DEPOSIT ESCROW AGREEMENT

ESCROW AGREEMENT

Date: January ___, 2021

File No.: ______________

Property Address and Tax ID:     International Drive, Findlay Township

Parcel ID No. 923-H-250

Among

NORTHFIELD I, LLC, an Ohio limited liability company (“Seller”), KRYSTAL BIOTECH, INC., a Delaware corporation (“Buyer”), and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”).

1.	Amount of Escrow Deposit: $180,000.00.

___ Escrow Agent hereby acknowledges receipt of the Escrow Deposit.

2.	The Escrow Deposit is to be deposited into:

_X_ a non-interest bearing account

___ an interest bearing account. (Please note that an additional service fee is charged for opening an interest bearing account. See Paragraph 6 listed below.)

~~3.~~	~~If an interest bearing account is opened, the interest earned should be reported by the depository institution to the Internal Revenue Service as follows:~~

~~Taxpayer name: __________________________________________~~

~~Taxpayer address: ________________________________________~~

~~_______________________________________________________~~

~~Taxpayer I.D. No.: _______________________________________~~

~~For an individual, birth date is required: _______________________~~

4.

Distribution of the Escrow Fund: The “Escrow Fund” is comprised of the Escrow Deposit and interest, if any, accrued thereon. Seller and Buyer agree that Escrow Agent shall distribute the Escrow Fund in accordance with the terms set forth in Sections 2.02, 2.03, 3.03, 10.02, 13.01, 13.02, 15.01 and 15.02 of that certain Purchase and Sale Agreement between Seller and Buyer of even date herewith (the “PSA”).

Except as otherwise expressly provided in the PSA, instructions for distribution of the Escrow Fund must be submitted in writing and signed by Buyer and Seller.

5.

Interest: Seller and Buyer agree that any interest earned shall become part of the Escrow Fund and shall be subject to the terms and conditions of this Escrow Agreement. Seller and Buyer also acknowledge that Escrow Agent cannot open an interest bearing deposit account without receipt of a Form W-9 or W-8.

6.

Service Fee: Seller agrees to pay a service fee of $100.00 to Escrow Agent at the time this Escrow Agreement is executed. In the event that an interest bearing account is to be opened, an additional service fee of $100.00 shall be paid by Seller to Escrow Agent at the time this agreement is executed.

7.

Maintenance Fee: If the Escrow Fund is not fully distributed within twelve (12) months, Escrow Agent shall charge an annual maintenance fee in the minimum amount of $100.00. The annual maintenance fee will be deducted by Escrow Agent from the Escrow Fund. A minimum service fee of $250.00 will be charged if the transaction does not close.

8.

Commingling: If the Escrow Deposit is to be placed in a non-interest bearing account, Escrow Agent may commingle the Escrow Deposit with escrow funds of others, and may deposit such funds without limitation in its custodial or escrow accounts with any reputable bank, savings association or other financial services entity.

9.	Escheat: The Escrow Fund shall be subject to the provisions of applicable state law pertaining to unclaimed property.

10.

Loss of Funds: In the event that the Escrow Deposit has been invested in an interest bearing account, Escrow Agent will not be liable for any loss or impairment of the Escrow Fund if the loss or impairment results from the failure, insolvency or suspension of the depository institution.

11.

Levies: In the event that an interest bearing account is opened, Escrow Agent is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish the account.

12.

Liability of Escrow Agent: Escrow Agent shall not be liable for, and Seller and Buyer expressly release Escrow Agent from liability arising out of, any act, omission or other matter or thing arising hereunder, except for Escrow Agent’s willful misconduct or gross negligence. Seller and Buyer, jointly and severally, agree to indemnify and hold Escrow Agent harmless from and against any and all costs, claims or damages, howsoever occasioned, that may be incurred by or asserted against it arising out of or in connection with the Escrow Agreement or Escrow Agent’s action or failure to act hereunder, including without limitation, costs and expenses (including attorneys’ fees) of depositing the Escrow Fund in court or defending itself hereunder, except for Escrow Agent’s willful misconduct or gross negligence.

13.

Duties of Escrow Agent: Escrow Agent undertakes to perform only such duties as are expressly set forth herein, being purely ministerial in nature. Escrow Agent shall have no responsibility for determining the due authorization, execution and delivery of any notice or other document delivered to Escrow Agent pursuant to this Agreement or the genuineness of the signatures thereon. Escrow Agent may rely and shall be protected in acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed by the proper parties. Escrow Agent may rely on instructions in writing sent to Escrow Agent by facsimile transmission.

14.

Interpleader: In the event that any payment of the Escrow Fund by the Escrow Agent to be made to or for the benefit of Buyer or Seller or any delivery of the Seller’s Documents by the Escrow Agent to be made to or for the benefit of Buyer or Seller shall be disputed by either Seller or Buyer, the Escrow Agent may commence an interpleader action in a court of competent jurisdiction or any successor to the jurisdiction thereof and pay the Deposit and deliver the Seller’s Documents to such court.

15.	Notices: All notices, instructions and other communications hereunder shall be deemed to be sufficiently given if in writing and sent to:

Seller:	Northfield I, LLC
c/o Al. Neyer, LLC
302 West Third Street, Suite 800
Cincinnati, OH 45202
Attn: Legal Services
E-mail: lkoth@neyer.com

Buyer:	Krystal Biotech, Inc.
2100 Wharton Street, Suite 701
Pittsburgh, PA 15203
Attn: Kathryn Romano
E-mail: kromano@krystalbio.com

Escrow Agent:
Chicago Title Insurance Company
Two Gateway Center, 19th Floor
603 Stanwix Street
Pittsburgh, PA 15222
Attn: Erin M. Fagnilli
(412) 904-6890
Erin.fagnilli@fnf.com

16.	Governing Law: This Escrow Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, the parties have executed this Escrow Agreement as of the date first written above.

SELLER:

NORTHFIELD I, LLC,
an Ohio limited liability company

By:		AL. NEYER, LLC,
an Ohio limited liability company,
its Manager

	By:	/s/ Lesley Koth
Name: Lesley Koth
Title: Senior Vice President &
General Counsel

PURCHASER:

KRYSTAL BIOTECH, INC.,
a Delaware corporation

By:		/s/ Krish S. Krishnan
Krish S. Krishnan,
President and Chief Executive Officer

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Erin M. Fagnilli
Vice President and Counsel

EXHIBIT C

FORM OF GROUND LESSOR ESTOPPEL

ESTOPPEL CERTIFICATE

The undersigned, Allegheny County Airport Authority, a body politic organized under the Municipal Authorities Act of 1945, for itself and as agent for the County of Allegheny (“Airport Authority”), in connection with the closing of the purchase and sale transaction contemplated by that certain Purchase and Sale Agreement (the “Purchase Agreement”) by and between Northfield I, LLC, an Ohio limited liability company (“Seller”) and KRYSTAL BIOTECH, INC., a Delaware corporation (“Purchaser”), effective as of January 29, 2021, whereby the Purchaser will purchase, inter alia, Seller’s right, title and interest (the “Leasehold Interest”) in that certain Ground Lease Agreement (the “Ground Lease”) by and between the Airport Authority, as Lessor, and the Seller, as Lessee, dated December 26, 2019, hereby states, represents, warrants and certifies to the Purchaser as of this ____ day of _____________, 2021, as follows:

1. The undersigned is the Authority pursuant to that certain Airport Operation, Management and Transfer Agreement and Lease, dated September 16, 1999, by and between The County of Allegheny, Pennsylvania, a municipal corporation and political subdivision organized and existing under the laws of the Commonwealth of Pennsylvania (the “County”), as lessor, and the Airport Authority, as lessee, as amended by that certain First Amendment to Airport Operation, Management and Transfer Agreement and Lease dated November 11, 1999, and as further amended by that certain Second Amendment to Airport Operation, Management and Transfer Agreement and Lease dated December 1999 (as amended, the “County/ACAA Lease”). Defined terms used, but not defined herein, shall have the respective meanings therefor set forth in the County/ACAA Lease.

2. Except as set forth in Item 1 above, the County/ACAA Lease is unmodified. The County/ACAA Lease is in full force and effect.

3. The date of the last rental payment under the County/ACAA Lease is: ____________. The Airport Authority is not in default in the payment of rent under the Lease.

4. There are no charges which the undersigned claims as a lien against the leasehold estate of the Airport Authority.

5. The undersigned recognizes the validity of Seller’s assignment to Purchaser of the Leasehold Interest, on such terms and conditions as are agreed to between such parties, and has no objection to such assignment.

6. The undersigned has no objection to, following Seller’s assignment to Purchaser of the Leasehold Interest, Purchaser’s mortgaging of the Leasehold Interest, subject to the Airport Authority’s approval in accordance with the terms of the Ground Lease.

7. To the best of the undersigned’s knowledge, (i) the County is not in default of performance of any covenant, agreement, term, provision or condition contained in the County/ACAA Lease, and (ii) Seller is not in default of performance of any covenant, agreement, term, provision or condition contained in the Ground Lease.

8. The Airport Authority is not in default of performance of any covenant, agreement, term, provision or condition contained in either the County/ACAA Lease or the Ground Lease.

9. The “Lessee’s Proportionate Share of CAM for the Common Areas”, as defined in the Ground Lease, is 9.233%.

10. The “Delivery Date”, as defined in the Ground Lease, occurred on May 4, 2020.

11. The “Rent Commencement Date”, as defined in the Ground Lease, will be the earliest to occur of the following dates: (a) the date upon which all occupancy permit(s) necessary for the occupancy of the Improvements (whether temporary or permanent) have been issued; (b) the date upon which Purchaser commences occupancy of the Improvements; and (c) May 4, 2021.

12. Base Rent is payable under the Ground Lease in accordance with the following schedule, beginning on the Rent Commencement Date (as defined in the Ground Lease):

Lease Years	Rate / SF of Buildable Area	SF of Buildable Area	Annual Base Rent	Monthly Base Rent
1 through 5	$0.23	357,192	$82,154.16	$6,846.18
6 through 10	$0.253	357,192	$90,369.60	$7,530.80
11 through 15	$0.2783	357,192	$99,406.56	$8,283.88
16 through 20	$0.3061	357,192	$109,336.44	$9,111.37
21 through 25	$0.3367	357,192	$120,266.52	$10,022.21
26 through 30	$0.3704	357,192	$132,303.96	$11,025.33
31 through 35	$0.4075	357,192	$145,555.80	$12,129.65
36 through 40	$0.4482	357,192	$160,093.44	$13,341.12
41 through 45	$0.4930	357,192	$176,095.68	$14,674.64
46 through 50	$0.5423	357,192	$193,705.20	$16,142.10

13. The Airport Authority hereby (a) confirms that it has received, and currently holds, the sum of $41,077.08 as the Security Deposit under Section 5.2 of the Ground Lease and (b) acknowledges that Seller’s interest in and to the Security Deposit will be assigned and transferred to Purchaser at the closing of the transactions contemplated by the Purchase Agreement.

14. The Airport Authority hereby confirms that it has prospectively consented to Seller’s assignment of the Leasehold Interest to Purchaser pursuant to Section 8.1 of the Ground Lease and, accordingly, the Airport Authority hereby waives any right of first offer it may have pursuant to Section 12.4 of the Ground Lease in connection with Seller’s assignment of the Leasehold Interest to Purchaser.

15. To the best of the undersigned’s knowledge, all contingencies set forth in Section 17.13 of the Ground Lease have been satisfied or waived. The Airport Authority has no right to terminate the Ground Lease pursuant to Section 17.13 of the Ground Lease.

[Remainder of page intentionally blank. Signature page follows.]

The undersigned has executed this Estoppel Certificate as of the day and year first above written.

THE ALLEGHENY COUNTY AIRPORT AUTHORITY

By:
Print:
Title:

EXHIBIT D

SELLER ITEMS TO COMPLETE

1.

Aluminum Store Front – Seller to install one (1) exterior window on the west side of the Building per the design specifications shown below. Seller represents to Purchaser that said window has been installed in accordance with the design specifications shown below as of the Effective Date, which installation shall be verified by a joint walk through of the Improvements on February 1, 2021.

2.

Warehouse Heating and Ventilation – Seller to verify that installed heating and cooling units are in good working order. Seller represents to Purchaser that said heating and cooling units are in good working order as of the Effective Date, which shall be verified by a joint walk through of the Improvements on February 1, 2021.

D-1

SCHEDULE 1.01(c)

List of Personal Property

NONE.

Schedule 1.01(c)

SCHEDULE 1.01(d)

List of Intangible Property

Prior to the end of the Due Diligence Period, Seller shall produce a list of all (i) utility contracts, (ii) warranties (e.g., in respect of the roof and HVAC systems serving the Building) issued with respect to any portion of the Improvements, (iii) Seller’s rights to receive or recover property or damages on a cause of action under any warranty related to the Improvements (if any), (iv) Licenses and Permits, together with any deposits made by Seller or its agents thereunder, to the extent such Licenses and Permits and deposits are transferable, and (v) Plans and Specifications, to the extent prepared by or on behalf of Seller. Said list shall be incorporated into this Agreement as Schedule 1.01(d) upon completion.

Schedule 1.01(d)

SCHEDULE 1.01(e)

List of Contracts

1.	Management Agreement with CBRE, Inc., which shall be terminated prior to Closing. Purchaser will not assume this Contract at Closing.

Schedule 1.01(e)

SCHEDULE 2.01

Allocation of Purchase Price

[To be completed by the Parties during the Due Diligence Period]

Schedule 2.01